Exhibit 10.27
Third Amendment to the
FOSTER WHEELER AG
Annual Executive Short-Term Incentive Plan
(As Amended and Restated Effective January 1, 2006)
     The Foster Wheeler AG Annual Executive Short-Term Incentive Plan (the “Plan”) is hereby amended as follows, pursuant to a resolution adopted by the Board of Directors at its meeting held November 4, 2010:
1.	Section 2.03 of the Plan is amended to read in its entirety as follows, the following new Sections are added as Section 2.04 and 2.08 of the Plan, and the other Sections of Article 2 of the Plan are re-numbered accordingly:

2.03 CEO.

“CEO” shall mean the Chief Executive Officer of the Company.

2.04 Cause

“Cause” shall mean (a) if the Participant is a party to an employment agreement that defines “Cause” or a substantially similar term, the same meaning as in the Participant’s employment agreement with the Company or one of its affiliates, or (b) if the Participant is not a party to an employment agreement with the Company or one of its affiliates, the same meaning as “discharge for cause” or such other similar term in the severance pay plan or other document that would govern any right the Participant may have to severance pay following the Participation’s termination of employment.

2.08 Good Reason

“Good Reason” shall mean (a) if the Participant is a party to an employment agreement with the Company or one of its affiliates that defines resignation for “Good Reason” or a substantially similar term, the same meaning as in the Participant’s employment agreement, or (b) if the Participant is not a party to an employment agreement with the Company or one of its affiliates, the same meaning as “resignation for good reason” or such other similar term in the severance pay plan or other document that would govern any right the Participant may have to severance pay following the Participation’s termination of employment. If neither (a) nor (b) applies to a particular Participant, the Participant shall not be deemed to have resigned for Good Reason under this Plan.

2.	The first sentence of Section 3.02 of the Plan is revised to read in its entirety as follows:

In addition, Senior Executives hired after January 1, and Senior Executives who cease to be active full-time Senior Executives for the entire calendar year due to death, Disability, Leave of Absence, termination by the Company without Cause, or resignation for Good Reason shall remain Participants for the calendar year in which any of the foregoing events occurs.

3.	Section 6.01 of the Plan is revised to replace the word “Board” both times it appears with the word “Committee.”

4.	The Amendment shall take effect on the date approved by the Board of Directors.
     IN WITNESS WHEREOF, the Company has caused this Third Amendment to the Plan to be executed.

FOSTER WHEELER AG
By:	/s/ Eric M. Sherbet
	Name:	Eric M. Sherbet
	Title:	Secretary

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